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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MARTIN INDUSTRIES FILES FOR BANKRUPTCY COURT PROTECTION; SIGNS DEFINITIVE SALE AGREEMENT WITH MONESSEN; ARRANGES FOR DIP FINANCING

Florence, AL (December 30, 2002) - Martin Industries, Inc. (OTCBB: MTIN.OB), a manufacturer of premium gas fireplaces and home heating appliances, announced today that on December 27, 2002, it filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Alabama in Decatur, Alabama. Chapter 11 is designed to allow a company to continue operating while it attempts to reorganize its financial affairs.

The Company also announced that it signed a definitive agreement on December 20, 2002, with Monessen Hearth Systems Company to sell substantially all of its operating assets and business to Monessen for a purchase price of approximately $4.4 million, subject to the approval of the Bankruptcy Court. The purchase price includes a variable component that is, among other things, dependent upon the inventory and receivables on hand at the time of closing. The real estate of the Company is not included in the assets to be purchased; however, under the agreement with Monessen, the Company would lease its manufacturing facility in Athens, Alabama to Monessen for a period of at least one year. The Company intends to seek a buyer for that property, as well as all of the other real estate owned by the Company, subject to the approval of the Bankruptcy Court. Contemporaneously with the filing of the Chapter 11 petition, the Company filed with the Bankruptcy Court a motion to approve the sale to Monessen pursuant to section 363 of the Bankruptcy Code. The proposed sale to Monessen is also subject to certain other conditions including due diligence and court approval being obtained prior to February 21, 2003. The proceeds from the sale will be used by the Company to pay down secured bank debt owed to its primary lender. The Company had previously announced on November 8th that it had entered into a letter of intent with Monessen for this proposed sale.

In anticipation of its Chapter 11 filing, the Company has entered into a debtor-in-possession (DIP) financing agreement with its primary bank lender to fund the Company's operations in Chapter 11. The DIP financing agreement is subject to Bankruptcy Court approval. The Bankruptcy Court has scheduled a hearing on December 31, 2002 to consider the Company's motion to approve the DIP financing and other "first day" motions. The Company intends to promptly file with the Bankruptcy Court a Chapter 11 plan that will provide for the disposition of its remaining assets, including the real estate mentioned above.

Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets in the U.S.

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of

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the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the effects of the Company's filing for protection under Chapter 11 of United States Bankruptcy Code, the sale of substantially all of the Company's assets to Monessen or another party, the terms of any such proposed sale, the conditions that must be met to close the proposed sale, and the Company's ability to promptly file with the Bankruptcy Court a Chapter 11 plan that will provide for the disposition of its remaining assets. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the proposed sale of the assets of the Company will be completed or that, if completed, the sale will yield the anticipated purchase price; that the Company will be able to comply with the terms of its agreements with its lender and thereby be able to borrow under its DIP financing agreement the full amount necessary to continue manufacturing operations, or fund completion of the proposed sale of assets; or that the Bankruptcy Court will approve the various motions to be made by the Company, including the motions to approve the DIP financing agreement, the proposed sale to Monessen, the procedures for competitive bidding, or the other "first day" motions. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 1, 2002. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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